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                                                                    Exhibit 16.1


Securities and Exchange Commission
Washington, D.C.  20549


Gentlemen:

We were previously the independent accountants for Success Bancshares, Inc. and on February 4, 1995, we reported on the consolidated statements of income, shareholders' equity, and cash flows of Success Bancshares, Inc. for the year ended December 31, 1994. In October 1995, we were dismissed as independent accountants of Success Bancshares, Inc. We have read the statements included under the caption "Experts" in the Registration Statement (No. 333-32561) on Form S-1 filed by Success Bancshares, Inc., and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statements a) that the change was approved by the Board of Directors and b) that the Company appointed new independent accountants whom had not been previously consulted on audit or accounting issues involving Success Bancshares, Inc.


                                            Crowe, Chizek and Company, LLP


Oak Brook, Illinois
September 5, 1997